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Exhibit 11       COMPUTATION OF LOSS PER SHARE


                                                     Three Months Ended                  Six Months Ended
                                                          June 30,                            June 30,
                                           ----------------------------------    ----------------------------------
                                                1996               1995               1996              1995
                                           --------------     --------------     --------------    --------------
Net loss attributable to common
  stockholders                             $   (2,657,840)    $   (1,793,181)    $   (5,504,274)   $   (3,221,442)
                                           ==============     ==============     ==============    ==============

Weighted average shares used to
  compute net loss per share

Weighted average number of
  shares outstanding:

Convertible Preferred Stock                     5,977,963          5,705,871          5,841,917         5,705,554

Common Stock                                      569,471            569,349            569,425           569,349

Number of common equivalents
  as a results of convertible
  warrants outstanding using
  the treasury stock method                                          185,458             92,729           185,458

Number of stock options granted
  in accordance with Staff
  Accounting Bulletin 83                                             473,813            236,906           473,813
                                           --------------     --------------     --------------    --------------

Total                                           6,547,434          6,934,491          6,740,977         6,934,174
                                           ==============     ==============     ==============    ==============

Net loss per shares attributable
  to common stockholders                   $        (0.41)    $        (0.26)    $        (0.82)   $        (0.46)
                                           ==============     ==============     ==============    ==============


The calculations for June 30, 1996 and 1995 include the shares and warrants of convertible preferred stock as if they had converted to common stock on their respective original dates of issuance, because such shares automatically converted to common stock upon the closing of the initial public offering of the Company's common stock.